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                                                             EXHIBIT- d(2)(F)(V)

                               AMENDED SCHEDULE B

FEE SCHEDULE

Pursuant to Section 5 of the Sub-Advisory Agreement among ING Investors Trust, Directed Services, Inc. and A I M Capital Management, Inc. (the "Sub-Adviser"), the fees payable to the Sub-Adviser shall be calculated by applying the following rates to the average daily net assets of the Portfolio as indicated below:

PORTFOLIO                                  ANNUAL RATE
---------                                  -----------
ING AIM Mid Cap Growth Portfolio           0.45% on first $50 million 0.40% on
                                           next $450 million 0.375% on next
                                           $500 million 0.35% above $1 billion